Exhibit 2.1

STOCK EXCHANGE AGREEMENT

This Stock Purchase Agreement ("Agreement") is entered into this 31st  day of July, 2007 by and between Nexia Holdings, Inc., a Nevada corporation (“NEXA”), with a principal office located at 59 West 100 South, Second Floor, Salt Lake City, Utah 84101, and Anthony Newby and Brooke Newby (“Newbys”) the sole shareholders or members of Newby Salons L.L.C., a Utah limited liability company (“Newby Salons”) and. the owner operators of Reflections Hair & Image Studio  with a place of business of 3379 South Orchard Drive, Bountiful Utah 84010

WHEREAS, NEXA  desires to acquire 100% ownership of the Newby Salons L.L.C. in exchange for the issuance of sixty thousand (60,000) shares of NEXA’s Series C Preferred Stock, valued at $300,000 on a pro rata basis to Anthony Newby and Brooke Newby based upon their ownership interests respectively of Newby Salons; and

WHEREAS, the Newbys desire to transfer to NEXA 100% of their ownership interests, which are the only existing ownership interests in Newby Salons, in exchange for sixty thousand (60,000) shares of NEXA Series C Preferred Stock..

NOW, THEREFORE with the above being incorporated into and made a part hereof for the mutual consideration set out herein and, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Exchange.  The parties will exchange shares as follows:

NEXA  will transfer 60,000 restricted shares of its Series C Preferred Stock to the Newbys on or before July 30, 2007 (the “Closing Date") and NEXA  will deliver the NEXA shares with all the necessary paperwork to establish ownership in Newbys of the NEXA shares; and

Newbys will transfer shares or their ownership interest in Newby Salon, rounded up to whole shares, to equal not less than 100% of all issued and outstanding ownership interest, either shares or memberships rights in Newby Salons to NEXA or its designee on or before the Closing Date and Newbys will deliver the Newby Salon ownership rights with all the necessary paperwork to establish ownership in NEXA of 100% of Newby Salons.

2.           Termination.  This Agreement may be terminated at any time prior to the Closing Date:

A.           By Newbys or NEXA:

(1)           If there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such Board of Directors made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

(2)           If the Closing shall have not occurred prior to July 31, 2007, or such later date as shall have been approved by parties hereto, other than for reasons set forth herein.

B.           By NEXA:

(1)           If Newbys shall fail to comply in any material respect with any of their covenants or agreements contained in this Agreement or if any of the representations or warranties of Newbys contained herein shall be inaccurate in any material respect; or

C.           By Newbys:

(1)
If NEXA shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of NEXA contained herein shall be inaccurate in any material respect;

(2)
If NEXA or its Landis LLC subsidiary file for bankruptcy protection prior to the satisfaction of Newby Salon debts currently guaranteed by Anthony Newby and/or Newbys are unable to realize $250,000 from the sale of the NEXA Series C Preferred restricted shares provided for by this agreement Newbys may rescind this exchange and will repay to NEXA all investment made by NEXA to or for the benefit of Newby Salon.

In the event this Agreement is terminated pursuant to this Paragraph, this Agreement shall be of no further force or effect, no obligation, right, or liability shall arise hereunder, and each party shall bear its own costs as well as the legal, accounting, printing, and other costs incurred in connection with negotiation, preparation and execution of the Agreement and the transactions herein contemplated.

3.           Representations and Warranties of Newbys.  Newbys hereby represent and warrant that effective this date and the Closing Date, the following representations are true and correct:

A.	Authority. Newbys have the full power and authority to enter this Agreement and to carry out the transactions contemplated by this Agreement.

B.
No Conflict With Other Instruments.  The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Newby Salon to which Newbys are individually or jointly a party and has been duly authorized by all appropriate and necessary action.

C.
Deliverance of Shares.  As of the Closing Date, the shares or ownership interest to be delivered to NEXA, or its designee valid and legally issued shares or ownership interest of Newby Salon, fully paid and non-assessable and equivalent in all respects to all other issued and outstanding shares or ownership interest of Newby Salon.

D.	No Conflict with Other Instrument. The execution of this agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to Newby Salon or Newbys.

E.	Assets and Liabilities of Newby Salon. As of the date of closing, Newby Salon shall have no more than $100,000 in liabilities and $ of assets.

F.
Accounting and Financial Reporting.  All accounting and financial reporting and recording keeping of Newby Salons will be brought into compliance with GAAP procedures and accounting requirements of the Securities and Exchange Commission, such that NEXA is not hindered in its efforts to file reports and information as required by SEC reporting requirements.  Financial statements through the end of the month immediately proceeding closing shall be provided to NEXA at closing.

4.           Representations and Warranties of NEXA.

NEXA hereby represents and warrants that, effective this date and the Closing Date, the representations and warranties listed below are true and correct.

A.
Corporate Authority.  NEXA has the full corporate power and authority to enter this Agreement and to carry out the transactions contemplated by this Agreement.  The Board of Directors of NEXA has duly authorized the execution, delivery, and performance of this Agreement.

B.
No Conflict With Other Instruments.  The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of NEXA to which NEXA is a party and has been duly authorized by all appropriate and necessary action.

C.	No Conflict with Other Instrument. The execution of this agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to NEXA.

D.
Board Appointment.  Upon the closing of this agreement, Anthony Newby shall be appointed to the board of directors of the NEXA subsidiary given control/ownership of the majority of the salon operations of NEXA.

E.
Employee Benefit Plan.  Anthony Newby and other key employees of Newby Salon will become eligible for participation in the NEXA 2007 Employee Benefit Plan as specifically designated and approved by NEXA’s board of directors.

F.
The purchase of Newby Salon by NEXA will entitle the Members of Newby Salons LLC (Anthony & Brooke Newby) to become shareholders of NEXA’s salon subsidiary when such a subsidiary is formed or any other business activities or subsidiaries that NEXA may be involved in.  The buy-in shall be guaranteed and executed by converting  60,000 (or part thereof) restricted shares of NEXA’s  series C preferred stock valued at $300,000. The buy-in value shall be at no time valued less than $300,000 (or part thereof if less than 60,000 shares are offered) and may be more if more than 60,000 NEXA restricted class C preferred shares are acquired by Newby’s. The buy-in transaction may occur at any time following the execution date of this agreement.

5.           Closing.   The Closing as herein referred to shall occur upon such date as the parties hereto may mutually agree upon, but is expected to be on or before July 30, 2007.

6.           Conditions Precedent of NEXA to Effect Closing.  All obligations of NEXA under this Agreement are subject to fulfillment prior to or as of the Closing Date, as follows:

A.
The representations and warranties by or on behalf of Newbys contained in this Agreement or in any certificate or documents delivered to NEXA pursuant to the provisions hereof shall be true in all material respects as of the time of Closing as though such representations and warranties were made at and as of such time.

B.	Newbys shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

All instruments and documents delivered to NEXA pursuant to the provisions hereof shall be reasonably satisfactory to NEXA's legal counsel.

Newbys shall have provided reasonable assurances that as of or prior to the date of closing that Newby Salon has no more than $100,000 in liabilities and $ in assets.

7.           Conditions Precedent of Newbys to Effect Closing.  All obligations of Newbys under this Agreement are subject to fulfillment prior to or as of the date of Closing, as follows:

A.
The representations and warranties by or on behalf of NEXA contained in this Agreement or in any certificate or documents delivered to Newbys pursuant to the provisions hereof shall be true in all material respects as of the time of Closing as though such representations and warranties were made at and as of such time.

B.	NEXA shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

C.	All instruments and documents delivered to Newbys pursuant to the provisions hereof shall be reasonably satisfactory to Newbys’ legal counsel.

8.           Damages and Limit of Liability.  Each party shall be liable, for any material breach of the representations, warranties, and covenants contained herein which results in a failure to perform any obligation under this Agreement, only to the extent of the expenses incurred in connection with such breach or failure to perform Agreement.

9.           Nature and Survival of Representations and Warranties.  All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10.           Indemnification Procedures.  If any claim is made by a party which would give rise to a right of indemnification under this paragraph, the party seeking indemnification (Indemnified Party) will promptly cause notice thereof to be delivered to the party from whom indemnification is sought (Indemnifying Party).  The Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from the claims.  Counsel for the Indemnifying Party which will conduct the defense must be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at the expense of the Indemnified Party.  The Indemnifying Party will not in the defense of any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld).  The Indemnified Party will not, in connection with any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld).  The Indemnified Party will cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control relating to any such claim or litigation.  If the Indemnifying Party refuses or fails to conduct the defense as required in this Section, then the Indemnified Party may conduct such defense at the expense of the Indemnifying Party and the approval of the Indemnifying Party will not be required for any settlement or consent or entry of judgment.

11.           Default at Closing.  Notwithstanding the provisions hereof, if either party shall fail or refuse to deliver any of the Shares, or shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by that party and the other party at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to the defaulting party.

12.           Costs and Expenses.  NEXA and Newbys shall bear their own costs and expenses in the proposed exchange and transfer described in this Agreement.  NEXA and Newbys have been represented by their own attorneys in this transaction, and shall pay the fees of their attorneys, except as may be expressly set forth herein to the contrary.

13.           Notices.  Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

To Newbys:                                                                                 To NEXA:
Anthony Newby                                                                           Nexia Holdings, Inc.
3379 South Orchard Drive                                                            59 West 100 South, Second Floor
Bountiful, Utah  84010                                                                  Salt Lake City, Utah 84101

14.           Miscellaneous.

A.           Further Assurances.  At any time and from time to time, after the effective date, each party will execute such additional instruments and take such additional steps as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

B.           Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

C.           Brokers.  Neither party has employed any brokers or finders with regard to this Agreement not disclosed herein.

D.           Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

E.           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

F.           Governing Law.  This Agreement was negotiated and is being contracted for in the State of Utah, and shall be governed by the laws of the State of Utah, notwithstanding any conflict-of-law provision to the contrary.  Any suit, action or legal proceeding arising from or related to this Agreement shall be submitted for binding arbitration resolution to the American Arbitration Association, in Salt Lake City, Utah, pursuant to their Rules of Procedure or any other mutually agreed upon arbitrator.  The parties agree to abide by decisions rendered as final and binding, and each party irrevocably and unconditionally consents to the jurisdiction of such arbitrator and waives any objection to the laying of venue in, or the jurisdiction of, said Arbitrator.

G.           Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

H.           Entire Agreement.  The Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof.  No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist.  No representations, warranties covenants, or conditions express or implied, other than as set forth herein, have been made by any party.

I.           Severability.  If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Anthony Newby                                                Nexia Holdings, Inc.,
A Nevada corporation

/s/ Anthony Newby                                           By: /s/ Richard Surber
Name: Anthony Newby                                    Name:  Richard Surber
                                                                       Its: President

Brooke Newby

/s/ Brooke Newby                   .

Newby Salons, L.L.C.

By:  /s/ Anthony Newby                              .
Name: Anthony Newby                              .
Title:  Managing Member